Exhibit 99.1

First Business Bank

CEO REPORT – FOURTH QUARTER 2021



DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK:

The exceptional financial performance achieved in 2021 is a tribute to First Business Bank's people, and specifically their ability to build deep and mutually beneficial client relationships, which create an annuity stream of sustainable and profitable growth for our Company.

In 2021 First Business Bank handily exceeded our double-digit annual loan growth goal, which we continue to target in 2022. Private Wealth management revenue and assets under management and administration grew even faster and hit all-time highs in 2021. In addition, the Company expanded its diverse sources of fee income, had huge improvement in asset quality metrics, and more than doubled earnings per share over the year before.

These and other recent performance highlights are a product of a belief that we have talked about at First Business Bank for many years: "whoever builds the best team wins." This has never been more evident than it is today, as nationwide competition for talent grows fierce. Great people gravitate toward organizations that make a real impact in the community, provide them opportunities to collaborate with high-performing colleagues they enjoy working with, and allow them to have fun while building professionally and financially rewarding careers.

We're gratified that our employees recognize that First Business Bank's culture provides all that and much more.


TOP
WORK
PLACES
2022
USA

This was just affirmed when First Business Bank earned the national 2022 Top Workplaces USA award, based on an independent third-party survey of our employees, measuring their anonymous feedback against national industry benchmarks. According to Top Workplaces USA, on average, fewer than 3% of eligible organizations earn a Top Workplaces designation. This latest honor validates the numerous past recognitions our company has received on the local and regional level, as well as what we've learned through the internal work our team continuously performs to maintain high levels of engagement with employees who fuel the Company's growth and success.


44
Leading Banks
36
Leading Investment Firms
76
First Business Bank
Net Promoter Score[1]

We know that happy and engaged employees create satisfied and loyal clients. Our team is regularly evaluating our clients' views about First Business Bank, benchmarking our performance against the competition. For example, in 2021, First Business Bank achieved a Net Promoter Score (NPS) of 76 in an annual anonymous third-party survey of client satisfaction, which is more than twice that of leading investment firms and nearly double that of leading banks[1], on this widely used measure of client loyalty and willingness to recommend a brand to friends, family, and associates.

[1] First Business Bank Annual Client Survey conducted by Dr. Moses Altsech May/June 2021, as well as industry NPS benchmarks of 36 for leading investment firms and 44 for leading banks reported by Qualtrics in November 2020.

Talent + Relationships = Performance Awards, accolades, and high scores from employee and client surveys merit celebrating, but our success is truly measured in the financial performance we deliver to our shareholders. In 2021, the results of employees’ efforts were clearly demonstrated. First Business Bank grew loans by 15% during 2021, and 30% annualized in the fourth quarter, to $2.2 billion at year end, excluding Paycheck Protection Program lending. This reflected our team’s ability to develop client relationships and efforts to expand traditional Commercial Lending throughout the markets we serve, while continuing to grow our specialized lending mix. In 2021, we were truly hitting on all cylinders as all of our lending business lines contributed meaningfully to loan growth. Loan growth continues to be well supported by deposits, as in-market deposits increased by 15% in 2021, and 22% annualized in the fourth quarter, to $1.9 billion at year end. In-market deposits, which represented 83% of total bank funding on December 31, 2021, are relationship driven and are the most critical part of our funding. We actively manage our funding mix to ensure we are meeting client needs while optimizing profitability and mitigating interest rate risk. The Company’s net interest income grew to a record $84.7 million in 2021, up 10% from the year prior. Looking ahead, we believe our balance sheet is positioned for increases in short-term interest rates that are widely expected to begin in March 2022, which, in addition to expected loan growth, should benefit the Company’s net interest income this year. Furthermore, our fee-income generating products and services are providing valuable revenue diversity and growth to First Business Bank. Total non-interest income grew to $28.1 million in 2021. This included 25% growth in fees from Private Wealth management services, in addition to growth from specialized lending and Treasury Management activities. Non- interest income for the year also reflected gains on sale of SBA loans and commercial loan interest rate swap fees. Importantly, non-interest income represented 25% of total revenue in 2021, in line with our strategic plan goal. Together, net interest income and fee income combined to grow 2021 top line revenue to $112.8 million, an increase of 8% from the prior year. We were also able to generate significant operating leverage in 2021. Operating leverage — growing revenues faster than growth in expenses — is the indicator of what we would call "profitable growth". Growth for growth's sake alone makes no sense and doesn't benefit our shareholders. That is why we we're pleased that operating revenue growth of $8.7 million readily outpaced total operating expense growth of $6.0 million, generating positive operating leverage of $2.7 million last year. Asset Quality Trends Enhance Profitability Profitability was also enhanced in 2021 by credit cost reductions resulting from further improvement in asset quality. While typically some level of charge-offs would be expected, last year's results were instead boosted by net recoveries of $1.6 million. Non-performing assets declined by $20.1 million to just $6.5 million, or 0.25% of assets, at year end, our lowest level since 2006. With continued improvement in the Bank’s asset quality metrics and the general economic environment, the Company was able to record a loan loss provision benefit that contributed $5.8 million to pre-tax earnings.

As we noted in the fall, while we know that reserve releases cannot continue forever, we do see potential for additional reserve releases in 2022 and expect our strong asset quality metrics to continue, reflecting our team’s disciplined approach to credit and strong relationships with our clients. Results The company’s earnings power was on full display in 2021, with net income of $35.8 million, or $4.17 per diluted share. This translated into more than doubling 2021 return on average assets (ROAA) and return on average equity (ROAE) to 1.37% and 16.21%, respectively, from the prior year. Our financial performance also supported a 10% increase in our cash dividend to common stockholders, beginning in the first quarter of 2022. In addition, we are very proud to report that the company’s common stock provided a total return to shareholders of 63% over the 12 months of 2021, outpacing our peer group, the S&P 500, and Russell 2000 last year. As we’ve shared with stockholders before, our strategic plan is as powerful as it is simple, with only four key strategies. The first is Talent: “Identify, attract, develop, and retain a diverse, high-performing team to positively impact the overall performance and efficiency of the Company.” We firmly believe that First Business Bank’s execution of the Talent strategy has been – and will continue to be – the keystone to effectively executing our overall strategic plan as well as our three additional strategies of Efficiency, Deposits, and Performance in 2022 and beyond. On behalf of all our employees, thank you for your continued interest in and support of First Business Bank. Our highly skilled team is focused on exceeding our client's expectations and introducing new businesses and individuals to our differentiated model. This, coupled with continued execution of our strategic plan, gives us confidence in our ability to drive profitable growth. We look forward to updating you on our progress throughout 2022. Corey Chambas, President & CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements.

Financial Highlights

(Unaudited)

Income Statement Data	**As of and for the Three Months Ended**			**As of and for the Year Ended**		
	12/31/21	**12/31/20**	**% Change**	**12/31/21**	**12/31/20**	**% Change**
(Dollars in Thousands)						
Net interest income	$ 20,924	$ 22,512	(7.1)%	$ 84,662	$ 77,071	9.8 %
Adjusted non-interest income[1]	7,569	6,799	11.3 %	28,071	26,944	4.2 %
Total operating revenue	28,493	29,311	(2.8)%	112,733	104,015	8.4 %
Total operating expense[2]	17,644	17,591	0.3 %	71,571	65,619	9.1 %
Pre-tax, pre-provision adjusted earnings[3]	10,849	11,720	(7.4)%	41,162	38,396	7.2 %
Provision for loan and lease losses	(508)	4,322	*	(5,803)	16,808	*
Net loss on foreclosed properties	7	54	(87.0)%	15	383	(96.1)%
Amortization of other intangible assets	2	8	(75.0)%	25	35	(28.6)%
SBA recourse benefit	(122)	(330)	(63.0)%	(76)	(278)	(72.7)%
Tax credit investment impairment	—	328	*	—	2,395	*
Loss on early extinguishment of debt	—	—	*	—	744	*
Net (gain) loss on sale of securities	—	—	*	(29)	4	*
Income before income tax expense	11,470	7,338	56.3 %	47,030	18,305	*
Income tax expense	2,879	1,254	*	11,275	1,327	*
Net income	$ 8,591	$ 6,084	41.2 %	$ 35,755	$ 16,978	110.6 %
Efficiency ratio[4]	61.92 %	60.02 %		63.49 %	63.09 %	
Common Per Share Data						
Diluted earnings	$ 1.01	$ 0.71	42.3 %	$ 4.17	$ 1.97	111.7 %
Dividends declared	0.18	0.165	9.1 %	0.72	0.66	9.1 %
Tangible book value[5]	26.03	22.66	14.9 %	26.03	22.66	14.9 %

Balance Sheet Data	**As of**		
	12/31/21	**12/31/20**	**% Change**
(Dollars in Millions)			
Total loans and leases receivable	$ 2,239	$ 2,146	4.3 %
Total assets	2,653	2,568	3.3 %
In-market deposits[6]	1,928	1,683	14.6 %
Stockholders' equity	232	206	12.6 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net (gain) loss on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, tax credit investment impairment, loss on early extinguishment of debt, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, tax credit investment impairment, loss on early extinguishment of debt, and net (gain) loss on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 1, 2022.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
12/31/2021	31.89	28.00	29.17	693,571
9/30/2021	29.42	25.70	28.71	1,352,916
6/30/2021	28.61	23.74	27.07	3,332,287
3/31/2021	27.49	17.56	24.73	1,290,300
12/31/2020	20.74	14.12	18.41	923,937

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)